Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of ATP Oil & Gas Corporation of our report dated March 16, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of ATP Oil & Gas Corporation, which appears ATP Oil & Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

October 8, 2010